UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of report: October 25, 2020
(Date of earliest event reported)

IDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
3100 Sanders Road, Suite 301
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)
(847) 498-7070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	IEX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2020, IDEX Corporation (the “Company”) announced (i) the election of Eric D. Ashleman as a member of the Board of Directors of the Company (the “Board”) and his appointment as Chief Executive Officer of the Company, each effective December 15, 2020, (ii) the appointment of William M. Cook, current Lead Director of the Board, as Non-Executive Chairman of the Board, effective December 15, 2020, and (iii) the resignation of Andrew K. Silvernail as a member of the Board and the Company’s Chief Executive Officer, effective December 15, 2020 (“Resignation Date”). Mr. Silvernail’s resignation is not the result of any disagreement with the Company relating to its operations, policies or practices.

In connection with Mr. Silvernail’s resignation, the Company and Mr. Silvernail entered into a separation agreement, dated October 25, 2020 (the “Separation Agreement”), pursuant to which the Company agreed (i) to a targeted and limited waiver of Mr. Silvernail’s non-compete obligations and (ii) to make a cash payment to Mr. Silvernail equal to his bonus for the Company’s fiscal year ended December 31, 2020 (“Fiscal 2020”), if any, to be paid by the Company at the same time, under the same terms and subject to the same limitations and conditions as if Mr. Silvernail were still employed by the Company, on the date bonuses are paid to employees for Fiscal 2020. In consideration for the non-compete waiver and bonus payment, Mr. Silvernail agreed to (i) execute a general release effective as of, or within three (3) business days of, the Resignation Date; (ii) forfeit any equity-based awards that have not yet vested as of the Resignation Date; (iii) extend his two-year post-termination non-solicitation coverage period by an additional twelve months; and (iv) restrict Mr. Silvernail from participating in or assisting a new employer with any acquisitions of companies or business lines competitive with the fire, safety and rescue business of the Company. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Ashleman, 53, joined the Company in March 2008 and is currently President and Chief Operating Officer, positions he has held since February 2020 and July 2015, respectively. Prior to his promotion to Chief Operating Officer, Mr. Ashleman held the position of Senior Vice President and Group Executive leading the Company’s Fire & Safety/Diversified Products and Health & Science Technologies business segments. His experience prior to joining the Company included positions of increasing management responsibility at AlliedSignal, Honeywell, and Danaher Corporation. Mr. Ashleman holds a BA and MBA from the University of Michigan.

Mr. Ashleman will serve as the Company’s Chief Executive Officer until the earlier of his resignation, death or removal by the Board. There are no arrangements or understandings between Mr. Ashleman and any other person pursuant to which he was elected as a member of the Board or appointed as Chief Executive Officer. Mr. Ashleman does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Ashleman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Ashleman’s appointment as Chief Executive Officer, Mr. Ashleman will receive a base salary of $900,000, a target bonus percentage under the Revised and Restated IDEX Management Incentive Compensation Plan for Key Employees of 100% of base salary and he will be eligible for annual equity awards under the IDEX Corporation Incentive Award Plan (“Company Incentive Award Plan”) at target of $3,700,000. In connection with Mr. Cook’s appointment as Non-Executive Chairman of the Board, Mr. Cook will receive an annual cash retainer of $190,000 effective immediately (comprised of $90,000 in respect of Mr. Cook’s Board service and $100,000 in respect of Mr. Cook’s service as Non-Executive Chairman of the Board) and, effective as of the Company’s next annual stockholders meeting, Mr. Cook’s annual restricted stock unit grants under the Company Incentive Award Plan will have a value of $195,000 (comprised of $145,000 in restricted stock units in respect of Mr. Cook’s Board service and $50,000 in restricted stock units in respect of Mr. Cook’s service as Non-Executive Chairman of the Board).

Item 7.01 – Regulation FD Disclosure.

On October 27, 2020, the Company issued a press release announcing the election of Mr. Ashleman as a member of the Board and his appointment as Chief Executive Officer, the appointment of Mr. Cook as Non-Executive Chairman of the Board and the resignation of Mr. Silvernail as a member of the Board and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(a)Exhibits

10.1    Separation Agreement, dated October 25, 2020, by and between the Company and Andrew K. Silvernail.

99.1    Press release dated October 27, 2020.

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

	By:	/s/ WILLIAM K. GROGAN
William K. Grogan
Senior Vice President and Chief Financial Officer
October 28, 2020

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement, dated October 25, 2020, by and between the Company and Andrew K. Silvernail
99.1	Press release dated October 27, 2020
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)